Exhibit 10(l)


                              EMPLOYMENT AGREEMENT


         This Employment Agreement is entered into as of the 1st day of July, 2000, by and between TXU Energy Services Company ("Employer") and Robert G. McCoy, an individual ("Employee").

1. Employment. Employer hereby agrees to employ Employee and Employee hereby agrees to serve Employer, subject to the terms and conditions set forth herein.

2. Term. Employee's employment with Employer will commence as of the first date set forth above and will continue through the third anniversary of such employment commencement date (the "Term"). Following the expiration of the Term, Employee's employment with Employer will continue until terminated at the will of either of the parties hereto. The parties understand and agree that, subject to the provisions of
         Section 7 hereof relating to certain payments upon termination, as well as any provisions which expressly survive termination, Employee's employment with Employer may be terminated by either party, during or following expiration of the Term.

3. Initial Title and Duties. Employee shall initially serve Employer as its President and will initially have primary responsibility over the U.S. retail business operations of the TXU System. Employee will perform such duties and tasks as he may be called upon by Employer to perform from time to time. Employee will endeavor to promote the business affairs and business interests of Employer and will devote all of his working time and attention to Employer.

4.       Compensation.

         (a) Base Salary. As compensation for his services hereunder, Employee will initially receive a base salary of $37,500 per month, payable in equal installments at such periods as shall from time to time be established by Employer as regular payroll periods. Employee's base salary shall be subject to change, from time to time at the discretion of Employer provided that, during the Term, Employee's base salary shall not be decreased.

         (b) Signing Bonus. Employee will receive, as soon as reasonably practical following his commencement of employment hereunder, a special one-time bonus in the amount of $30,000.

         (c) Short-Term Incentive Compensation. During his employment hereunder, Employee will be eligible to participate in annual short-term incentive compensation plans or arrangements of Employer as Employer may designate from time to time. Under the TXU Energy Services Company Annual Performance Incentive Plan, Employee shall be entitled to short-term incentive compensation targets equal to 50% of Employee's annualized base salary (with a payment opportunity that can range from a minimum of 0% of Employee's annualized base salary to a maximum of 100% of Employee's annualized base salary) subject to the terms and conditions of such plan. The performance goals applicable to such awards shall be determined by Employer and communicated


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                  to Employee. Such performance goals may be based on earnings or other financial performance of the TXU System retail business operations and/or on the individual performance of the Employee during the performance period, or may be based on such other factors as Employer may determine. For the year 2000, Employee shall be entitled to receive a minimum annual performance incentive payment equal to fifty percent (50%) of Employee's annualized base salary.

         (d) Long-Term Incentive Compensation. During his employment hereunder, Employee shall be eligible to participate in long-term incentive compensation plans or arrangements of Employer as Employer may designate from time to time. Under the TXU Energy Services Company Long-Term Performance Incentive Plan, Employee shall be entitled to long-term incentive compensation awards with a target payment equal to 50% of Employee's current annualized base salary (with a payment opportunity that can range from a minimum of 0% of Employee's current annualized base salary to a maximum of 100% of Employee's current annualized base salary), subject to the terms and conditions of such plan. The performance goals applicable to such awards shall be determined by Employer and communicated to Employee. Such performance goals may be based on earnings or other financial performance of the TXU System retail business operations and/or on the individual performance of the Employee during the performance period, or may be based on such other factors as Employer may determine.

         (e)      Restricted Stock Awards.

                  (i) Initial Award. Employee shall be entitled to receive an award of 8,000 shares of performance-based restricted stock under and subject to the terms and conditions of the TXU Long-Term Incentive Compensation Plan ("LTICP") . Such award shall be made as soon as reasonably practical following Employee's commencement of employment hereunder, and shall be subject to terms, conditions and restrictions comparable to those contained in awards granted under the LTICP to officers of similar status as Employee at the May 2000 meeting of the Organization and Compensation Committee of the Board of Directors of TXU Corp.

                  (ii) Future Awards. Employee shall be eligible for consideration for future awards under the LTICP in the discretion of the LTICP administrator based on, and subject to, such factors as the performance of TXU Corp., Employer and/or Employee.

         (f) Other Benefits. During the period of Employee's employment hereunder, Employee shall be entitled to participate in all of Employer's employee benefit plans, arrangements and fringe benefit policies to the extent he is qualified to do so, subject to the terms, conditions and limitations of such plans, arrangements and policies, as they may be amended, altered or terminated from time to time. A listing of such plans, arrangements and policies currently in effect is attached as Exhibit "A" hereto. With respect to the application of Employer's vacation policy, Employee shall be


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                  entitled to the number of vacation days provided for under such policy as if he had attained twenty-four (24) years of service with Employer as of the date of this Agreement.

5. Country Club. During the term of this Agreement, Employer will pay, or reimburse Employee for the cost of, the monthly membership fees for one
         (1) family membership to a country club in Dallas, Texas, and the initiation fees and monthly membership fees for one (1) social/dinner club in Dallas, Texas, each as may be mutually agreeable to Employer and Employee.

6. Provision of Company Automobile. Employee will be entitled to the use of a company-owned vehicle on substantially the same basis and terms applicable to similarly situated officers of Employer.

7.       Termination.

         (a) Termination During the Term. In the event that, during the Term, Employer terminates Employee without Cause (as defined below), in addition to his base salary through the date of termination and any other vested benefits and/or compensation to which Employee is entitled under, and subject to the terms and conditions of, employee benefit plans and programs maintained by Employer, Employee shall be entitled to receive: (i) the amount (based on the attainment of the target performance for each such award) of any outstanding and unpaid long-term incentive compensation awards that Employer had previously made to Employee pursuant to paragraph 4(d) above, such amount being payable at the time(s) that such award(s) would have otherwise become payable had the termination not occurred or, at the discretion of Employer, in a lump sum payment following the termination; and (ii) an amount equal to the value (as of the date of termination) of all unvested awards previously made to Employee under the LTICP (assuming performance criteria had been met to permit payment of 100% of the award), such amount being payable at the time(s) that such award(s) would have otherwise become payable under the LTICP had the termination not occurred or, at the discretion of Employer in a lump sum payment following the termination.

              In the event that, during the Term, Employee resigns his employment with Employer for any reason, or Employer terminates Employee with Cause, Employee shall be entitled to receive his base salary through the date of termination and any other vested benefits and/or compensation to which Employee is entitled under, and subject to the terms and conditions of, employee benefit plans and programs maintained by Employer.

         (b) Termination After Expiration of Term. In the event that, following the expiration of the Term, Employer terminates Employee without Cause, or Employee resigns his employment with Employer for any reason, in addition to his base salary through the date of termination and any other vested benefits and/or compensation to which Employee may be entitled under, and subject to the terms and conditions of employee benefit plans and


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              programs maintained by Employer: (i) Employee shall be entitled to receive the amount (based on the attainment of the target performance for each such award), of any outstanding and unpaid long-term incentive compensation awards that Employer had previously made to Employee pursuant to paragraph 4(d) above, such amount being payable at the time(s) that such awards would have otherwise become payable had the termination not occurred or, at the discretion of Employer, in a lump sum payment following the termination or resignation; and (ii) if and to the extent that an award(s) previously made to Employee under the LTICP does not provide for the continuation of vesting and payment following such termination or resignation, Employee shall be entitled to receive an amount equal to the value (as of the date of termination) of any such unvested LTICP award (assuming performance criteria had been met to permit payment of 100% of the award), such amount being payable at the time(s) that such award(s) would have otherwise become payable under the LTICP had the termination not occurred or, at the discretion of Employer in a lump sum payment following the termination or resignation.

              In the event that, following the expiration of the Term, Employee is terminated for Cause, Employee shall be entitled to receive his base salary through the date of termination and any other vested benefits and/or compensation to which Employee is entitled under, and subject to the terms and conditions of, employee benefit plans and programs maintained by Employer.

         (c) Definition of "Cause". For purposes of this Agreement, the term "Cause" shall mean any one of the following: (1) Employee's failure or refusal to faithfully and diligently carry out the duties of his position with Employer; (2) Employee's breach of his fiduciary duty to Employer in his capacity as an officer of Employer; (3) any action or failure to act on the part of Employee which results in injury to the assets, business prospects or reputation of Employer or any Affiliate (as defined in Section 9(d) below) of Employer; (4) the appropriation of a material business opportunity of Employer or any Affiliate of Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer; or (5) Employee's failure to perform his duties and responsibilities hereunder, including without limitation Employee's breach of Employer's Code of Conduct or an express employment policy or rule of Employer governing employee conduct.

8.       Change In Control. If, during the Term and following a Change in
         Control: (a) Employee's employment is terminated by Employer (or its successor) without Cause, or (b) Employee terminates his employment due to a material diminution in Employee's status or responsibilities with Employer (or its successor) as such duties and responsibilities existed immediately prior to the Change in Control, Employee will be entitled to receive the following payments and benefits:

         (1) A one-time cash payment equal to twelve (12) times Employee's monthly base salary (i.e., 1 year's base salary) in effect immediately prior to the Change in Control, plus Employee's target annual incentive bonus, if any, for the year in which


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                  the Change in Control occurs prorated for the number of full months worked during such year prior to the termination or resignation;

         (2) The amount (based on the attainment of the target performance for each such award) of any outstanding and unpaid long-term incentive compensation awards that Employer had previously made to Employee, such amount being payable at the time(s) that such awards would have otherwise become payable had the termination not occurred or, at the discretion of Employer (or its successor), in a lump sum payment following the termination or resignation; and

         (3) If and to the extent that an award(s) previously made to Employee under the LTICP does not provide for the continuation of vesting and payment following such termination or resignation, Employee shall be entitled to receive an amount equal to the value (as of the date of termination) of all such unvested LTICP awards (assuming performance criteria had been met to permit payment of 100% of the award), such amount being payable at the time(s) that such award(s) would have otherwise become payable under the LTICP had the termination not occurred or, at the discretion of Employer (or its successor) in a lump sum payment following the termination or resignation.

         For purposes of this Agreement, "Change in Control" shall mean any of the following occurrences: (i) a change in control of Employer of a nature that would be required to be reported in response to Item 1(a) of the Securities and Exchange Commission Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), or would have been required to be so reported but for the fact that such event had been "previously reported" as that term is defined in Rule 12b-2 of Regulation 12B under the Exchange Act; (ii) any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Employer representing 20% or more of the combined voting power of Employer's then outstanding securities having the right to vote at elections of directors ("Voting Securities") and within two (2) years thereafter, individuals who constitute the board of directors of Employer on the effective date of this Agreement, (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by Employer's shareholders, was approved by at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of Employer in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (ii), considered as though such person were a member of the Incumbent Board; (iii) a recapitalization of Employer occurs which results in either a decrease by 33% or more in the aggregate percentage ownership of Voting Securities held by Independent Shareholders (on a primary basis or on a fully diluted basis after giving effect to the exercise of stock options and warrants) or an increase in the aggregate percentage ownership of Voting Securities held by non-Independent Shareholders (on a primary basis or on a fully diluted basis after giving effect to the exercise of stock options and warrants) to greater than 50%; (iv) all or substantially all of the assets of the Company are liquidated or transferred to an unrelated party; or (v) the Company


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         is a party to a merger, consolidation, reorganization or similar transaction pursuant to which the Company or an entity controlled by the Company is not the surviving entity. For purposes of this definition, the term "Person" shall mean and include any individual, corporation, partnership, group, association or other "person", as such term is used in Section 14(d) of the Exchange Act, other than Employer, a subsidiary of Employer or any employee benefit plan(s) sponsored or maintained by Employer or any subsidiary thereof, and the term "Independent Shareholder" shall mean any shareholder of Employer except any employee(s) or director(s) of Employer or any employee benefit plan(s) sponsored or maintained by Employer or any subsidiary thereof.

9.       Confidentiality and Nondisclosure.

         (a) Employee understands and agrees that he will be given Confidential Information (as defined below) and Training (as defined below) during his employment with Employer relating to the business of Employer and/or its Affiliates (as defined below). Employee hereby expressly agrees to maintain in strictest confidence and not to use in any way (including without limitation in any future business relationship of Employee), publish, disclose or authorize anyone else to use, publish or disclose in any way, any Confidential Information relating in any manner to the business or affairs of Employer and/or its Affiliates. Employee agrees further not to remove or retain any figures, calculations, letters, documents, lists, papers, or copies thereof, which embody Confidential Information of Employer and/or its Affiliates, and to return, prior to Employee's termination of employment, any such information in Employee's possession. If Employee discovers, or comes into possession of, any such information after his termination he shall promptly return it to Employer. Employee acknowledges that the provisions of this paragraph are consistent with Employer's Code of Conduct with which Employee, as an employee of Employer, is bound.

         (b) For purposes of this Agreement, "Confidential Information" includes, but is not limited to, information in the possession of, prepared by, obtained by, compiled by, or that is used by Employer or any of its Affiliates or customers and (1) is proprietary to, about, or created by Employer or its Affiliates or customers; (2) gives Employer or its Affiliates or customers some competitive business advantage, the opportunity of obtaining such advantage, or disclosure of which might be detrimental to the interest of Employer or its Affiliates or customers; (3) is not typically disclosed by Employer or its Affiliates or customers, or known by persons who are not employed by Employer or its affiliates or Customers. Without in any way limiting the foregoing and by way of example, Confidential Information shall include: information not generally available to the general public pertaining to the retail businesses of the TXU System such as financial and operational information and data, pricing guidelines and data analysis of retail markets and business operations, software systems and processes, and business and marketing strategies and plans.

         (c) For purposes of this Agreement, "Training" includes, but is not limited to, specialized and valuable training regarding business and operational strategies and plans of Employer and its


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              Affiliates, the assets and operational characteristics of the retail businesses of the TXU System, and quantitative and qualitative business models relating to the retail markets business of the TXU System.

         (d) For purposes of this Agreement, "Affiliate" shall mean any person, or entity (or sub unit of an entity) that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with Employer.

10. Non-Solicitation. Employee acknowledges and agrees that: (1) in order to perform his obligations and job duties for Employer, Employee will gain Training and access to Confidential Information regarding Employer and/or its Affiliates or customers; (2) use of such Confidential Information in competition with Employer and/or its Affiliates or customers would be detrimental to the business interests of Employer and/or its Affiliates or customers; and (3) Employee would not have been allowed to gain access to Confidential Information, or to provide the obligations and job duties contemplated under this Agreement without his promises and agreements contained in the following paragraph.

         Accordingly, Employee agrees that during his employment with Employer, and for a period of one (1) year thereafter, Employee shall not, directly or indirectly, either as an employee, employer, independent contractor, consultant, agent, principal, partner, stockholder, officer, director, or in any other individual or representative capacity, either for his own benefit or the benefit of any other person or entity: (i) contact, solicit or attempt to solicit the business or patronage of any of Employer's customers, or prospective customers, or any person, firm, corporation, company, partnership, association or entity which was contacted or whose business was solicited, serviced or maintained by Employer during the term of Employee's employment with Employer; or (ii) solicit, recruit, induce, encourage or in any way cause any employee of Employer to terminate his/her employment with Employer.

11. Injunctive Relief. Because of the unique nature of the business to be conducted by Employer or its affiliates and the Confidential Information relating thereto, Employee acknowledges, understands and agrees that Employer and/or its affiliates will suffer immediate and irreparable harm if Employee fails to comply with any of this obligations under Sections 9 and 10 of this Agreement, and that monetary damages alone will be inadequate to compensate Employer or its affiliates for such breach. Accordingly, Employee agrees that Employer and/or its affiliates shall, in addition to any other remedies available to it at law or in equity, be entitled to temporary, preliminary, and permanent injunctive relief and specific performance to enforce the terms of Sections 9 and 10 without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond.

12. Deductions and Nonalienation of Benefits. Employee shall be required to pay promptly on demand, by payroll deduction or otherwise, the amount required to be withheld by Employer for income and employment taxes in respect of amounts paid under this Agreement. No right, benefit or payment hereunder shall be subject to anticipation,


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         alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be null and void. No right, benefit or payment hereunder shall in any manner be subject to, voluntarily or involuntarily, the debts, contracts, liabilities or torts of Employee or be otherwise subject to any execution, garnishment, attachment, insolvency, bankruptcy or legal proceedings of any character or legal sequestration, levy or sale. If Employee or any other beneficiary hereunder shall become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right, benefit or payment hereunder, such right, benefit or payment may be terminated at any time by Employer without liability or further obligation.

13. Entire Agreement. This Agreement contains the complete understanding and agreement between the parties and supersedes any and all other agreements, understandings, or communications of any kind, either oral or in writing, between the parties hereto with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or in writing, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise with respect to the subject matter of this Agreement shall be valid or binding. Nothing in this Agreement shall be construed as conferring any right upon Employee to continued employment by Employer. Any modification of this Agreement will be effective only if it is in writing signed by both of the parties hereto.

14. Severability. If any term, provision, covenant, or restriction of this Agreement is held by a board of arbitration or a court of competent jurisdiction to be invalid, void or unenforceable as written, the remainder of this Agreement and the other terms, provisions, covenants and restrictions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed this Agreement had the terms, provisions, covenants and restrictions which may be hereafter declared invalid, void, or unenforceable not initially been included herein. If a court of competent jurisdiction determines that any restriction or portion thereof, set forth in Sections 9 or 10 is overly restrictive and unenforceable, the court may reduce or modify such restriction to those that it deems reasonable and enforceable under the circumstances, and the parties agree to request the court to exercise such power, and, as so reduced or modified, the parties hereto agree that the restriction of Sections 9 or 10 shall remain in full force and effect, shall be enforceable and shall be enforced.

15. Survival. The parties hereby acknowledge and agree that the agreements contained in Sections 9, 10 and 11 are continuing in nature and shall survive Employee's termination of employment, regardless of the reason for such termination. Employer acknowledges and agrees that the covenants and restrictions in this Agreement are reasonable and necessary due to the highly competitive, confidential and proprietary nature of the services to be performed by Employee hereunder.

16. Successors. This Agreement shall be binding upon and inure to the benefit of Employee, his heirs, beneficiaries and personal representatives, and Employer and any successor of Employer, but


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         neither this Agreement, nor any of the rights or obligations of either party hereunder may be assigned, in whole or in part, except Employer may assign this Agreement to any affiliate of Employer.

17. Notices. Any notices to be given hereunder by either party to the other may be effected by personal delivery in writing, by facsimile or by mail, registered or certified, postage prepaid to the last known address of the other party with return receipt requested. Notices delivered personally or by facsimile shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of the third day after mailing in the manner described above.

18. Governing Law. This Agreement has been made, delivered, and is to be performed, in full or in part, in Dallas County, Texas. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas.

EXECUTED in Dallas, Texas effective as of the day and year first above written.

                                    EMPLOYER:


                                    TXU ENERGY SERVICES COMPANY


                                    By: s/s Brian N. Dickie
                                       -----------------------------------------
                                            Brian N. Dickie


                                    EMPLOYEE:


                                    s/s Robert G. McCoy
                                    --------------------------------------------
                                        Robert G. McCoy



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                                   EXHIBIT "A"


1. Retirement Plan for Employees of the Texas Utilities Company System (Cash Balance Formula)

2. Supplemental Retirement Plan for Employees of the Texas Utilities Company System

3.       Employees' Thrift Plan of the Texas Utilities Company System

4. Deferred Compensation Plan for Emerging Business Units of the Texas Utilities Company System

5. TXU Energy Services Company Annual Performance Incentive Plan (Formerly the Texas Utilities Integrated Solutions Inc. Annual Performance Incentive Plan)

6. TXU Energy Services Company Long-Term Performance Incentive Plan (Formerly the Texas Utilities Integrated Solutions Inc. Long-Term Performance Incentive Plan)

7.       Group Medical Plan

8.       Group Dental Plan

9.       Group Life Insurance Plan

10.      Long-Term Disability Income Plan

11.      Relocation Reimbursement Plan

12.      Holiday and Vacation Pay



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